Exhibit 99.1

Contacts:

Ami Knoefler	Jean Suzuki
Corporate and Investor Relations	Investor Relations
(510) 284-8851	(510) 574-1550
ami.knoefler@pdl.com	jean.suzuki@pdl.com

Kathleen Rinehart

Corporate Communications

(510) 574-1480

kathleen.rinehart@pdl.com

PDL BIOPHARMA ANNOUNCES SIGNIFICANT STRATEGIC AND PORTFOLIO CHANGES

TO FOCUS ON ANTIBODY DISCOVERY AND DEVELOPMENT

- Company Plans Sale of Commercial Operations -

- Nuvion® Pivotal Trial Program Terminated -

- Company Plans Organizational Realignment -

Fremont, Calif., August 28, 2007 — PDL BioPharma, Inc. (PDL) (Nasdaq: PDLI) today announced a significant strategic change to focus the company on the discovery and development of novel antibodies in oncology and select immunological diseases, following a months-long business and portfolio review.

As a result of this new strategic focus, which does not include cardiovascular disease, PDL plans to sell its commercial assets, including its Cardene®, Retavase® and IV Busulfex® products, as well as the ularitide development-stage cardiovascular product. Separately, following a recent and routine Data Monitoring Committee (DMC) evaluation of data from the ongoing RESTORE 1 pivotal trial, the company has decided to terminate the Nuvion (visilizumab) phase 3 program in ulcerative colitis due to insufficient efficacy and an inferior safety profile in the visilizumab arm compared to IV steroids alone. In light of these developments, the company will realign its organization this Fall to support its new strategy.

The company will hold a conference call on Tuesday, August 28th at 5:15 pm ET to discuss these decisions and respond to questions. A webcast of the conference call will be available through the PDL website: www.pdl.com.

“We believe our planned strategic shift, which leverages our core technical strengths and expertise in monoclonal antibodies as a development-stage company, is in the best long-term interests of our stockholders,” said L. Patrick Gage, Ph.D., executive chairman of PDL’s board of directors. “Although we’re surprised and disappointed by the Nuvion results in IVSR-UC, we’re fortunate to have a portfolio of multiple candidates consistent with our longer-term focus in the targeted areas of oncology and immunology, as well as sufficient resources to advance these opportunities.”

Nuvion (visilizumab) Pivotal Program Termination

Following review of data communicated by the Nuvion DMC this past Friday, August 24, PDL has decided that it will no longer pursue its phase 3 program of visilizumab in IVSR-UC, including both the RESTORE 1 and RESTORE 2 studies. The DMC interim evaluation included data from 91 patients in the RESTORE 1 trial at the 45-day primary endpoint. The analysis showed insufficient efficacy and an inferior safety profile in the visilizumab arm compared to IV steroids alone. The company is currently reviewing whether to continue the ongoing dose-ranging trial while it thoroughly evaluates the broader implications of these very recent results to the overall visilizumab program.

New Strategic Direction and Organizational Alignment

PDL has revised its corporate strategy to take advantage of its deep clinical and pre-clinical portfolio, and leverage its ability to innovate in the science and development of monoclonal antibodies. PDL will focus its research and development initiatives and strengthen its expertise in two therapeutic areas — oncology and select immunological diseases. In oncology, the company’s programs include volociximab in a number of solid tumors, HuLuc63 in multiple myeloma, PDL 192 in preclinical development and several additional research stage candidates. PDL’s immunological programs include daclizumab in multiple sclerosis and other indications, visilizumab in various potential indications and several preclinical candidates. The company is planning a research and development update in mid-November to detail the status of its R&D initiatives.

Based primarily on its strategic shift to focus on discovery and development of antibodies in oncology and select immunological diseases, PDL is conducting a thorough review of its organization, and anticipates a sizeable workforce reduction, to ensure that its structure and scope of operations are appropriately aligned with the new strategy.

Planned Sale of Commercial Operations

Given the change in strategic direction of the company and current timing of its pipeline, the company has determined that its commercial products and cardiovascular development programs are no longer a strategic fit.

As a result, the company has engaged Merrill Lynch & Co. to advise it on the sale of the rights to Cardene, Retavase, IV Busulfex and ularitide, and related assets, in one or more transactions. The company is seeking to retain staff in approximately 250 positions that support its commercial and cardiovascular products through the completion of the planned sale(s), but expects to eliminate these positions in connection with the sales of the company’s commercial assets, which would be in addition to the workforce reduction anticipated in connection with aligning the organization to the company’s new strategy. PDL has not finalized its plans for the optimal use of proceeds from the sale of these assets, but will provide updates on these and other financial options at the appropriate time. The company anticipates that its earnings will be significantly reduced in the near term following the sale of the marketed products, which generated $187.2 million in revenues in the 12 months ended June 30, 2007. Given the uncertain timing of and charges related to the planned transaction(s) and overall realignment, the company has suspended its financial guidance for 2007.

“Our marketed products have been an important component of the financial value of PDL, but they simply no longer fit with our new direction and timeline for commercialization of our internal development products. These products, and our valued employees who have supported them, have contributed to the company’s revenue and cash flow growth in recent years,” said Mark McDade, PDL’s chief executive officer. “We believe we have created significant value in these important products and the supporting operations, and we’re now looking for the right buyer that can build upon this value that has been created by PDL, while we move forward with implementation of our new strategic direction.”

About PDL

PDL BioPharma, Inc. is a biopharmaceutical company focused on discovering, developing and commercializing innovative therapies for severe or life-threatening illnesses. For more information, please visit www.pdl.com.

Forward-looking Statements

This press release contains forward-looking statements, including regarding PDL’s plans to change its strategic focus; sell its commercial assets, including its Cardene, Retavase and Busulfex product rights, and ularitide development-stage cardiovascular product; an anticipated workforce reduction; and the advancement of PDL’s clinical antibody pipeline, each of which involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Factors that may cause differences between current expectations and actual results include, but are not limited to, the following: additional developments or decisions could cause PDL to alter its strategic focus; PDL may not be able to negotiate the sale of its commercial assets on terms acceptable to it; the consummation of any sale of commercial assets, even if on acceptable terms, could be adversely impacted or prevented by failure to satisfy closing conditions or regulatory delays; and PDL’s success in advancing its pipeline could be adversely affected by failure or delay of clinical development programs, including because of delays in contracting with clinical sites, enrollment rates, availability of clinical materials or safety or manufacturing issues, adverse market conditions, failure to develop, protect or license intellectual property rights, failure to retain key employees and increased competition. Other factors that may cause PDL’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are discussed in PDL’s filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” sections of its annual and quarterly reports filed with the SEC. Copies of PDL’s filings with the SEC may be obtained at the “Investors” section of PDL’s website at www.pdl.com. PDL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in PDL’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based for any reason, except as required by law, even as new information becomes available or other events occur in the future. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

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